Exhibit 99.3

MIMECAST LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements (the “Pro Forma Financial Statements”) of Mimecast Limited, a public limited company organized under the laws of the Bailiwick of Jersey (“Mimecast” or “the Company”), and Solebit LABS Ltd. (“SLL” or “Solebit”), a company organized under the laws of the State of Israel, have been prepared to give effect to Mimecast Services Limited’s (“MSL”) acquisition of all of the equity interests of SLL (other than equity interests of SLL already owned by MSL) (the “Acquisition”), pursuant to the terms of the share purchase agreement (the “Purchase Agreement”)  dated July 31, 2018 by and among MSL, a wholly-owned subsidiary of Mimecast, the shareholders of SLL and Shareholder Representative Services LLC, as the Representative. On July 31, 2018 (the “Acquisition Date”), the Acquisition was completed for a total preliminary purchase price of $96.1 million, consisting of cash payments of approximately $87.3 million, subject to certain adjustments, and $8.8 million in purchase price held in escrow in respect of claims for indemnification for one year from the purchase date. The cash payments may be adjusted for certain working capital adjustments identified by Mimecast within 75 days of the acquisition date and subject to a 30-day review period by SLL. The Company is currently reviewing for potential working capital adjustments to be proposed to Solebit. These adjustments, if any, will affect the final amount of the purchase price.

For purposes of preparing the Pro Forma Financial Statements, the historical consolidated financial information for Mimecast is based on its fiscal year ended March 31, 2018. The historical consolidated financial information for SLL is based on its fiscal year ended December 31, 2017. The unaudited pro forma condensed combined balance sheet as of March 31, 2018 was derived from the historical audited consolidated financial statements for the fiscal year ended March 31, 2018, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on May 29, 2018, and the historical audited consolidated financial information of Solebit for the fiscal year ended December 31, 2017 contained in Exhibit 99.2 of this Report on Form 8-K/A, and has been prepared as if the Acquisition had occurred on March 31, 2018. The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2018 was derived from the historical audited consolidated financial statements for the fiscal year ended March 31, 2018, included in the Company’s Annual Report on Form 10-K filed with the SEC on May 29, 2018, and the historical audited consolidated financial information of Solebit for the fiscal year ended December 31, 2017 contained in Exhibit 99.2 of this Report on Form 8-K/A, and has been prepared as if the Acquisition had occurred on April 1, 2017.

The Pro Forma Financial Statements are provided for information purposes only and are not intended to represent, or be indicative of, the future anticipated financial position or results of operations or the results that would have occurred had the Acquisition been consummated on the dates indicated herein. The Pro Forma Financial Statements should be read in conjunction with: (i) the accompanying notes to the unaudited pro forma condensed combined financial statements, (ii) the separate historical audited consolidated financial statements and related notes of Mimecast as of and for the year ended March 31, 2018 included in the Company’s Annual Report on Form 10-K filed with the SEC on May 29, 2018, and (iii) the historical audited consolidated financial statements and related notes of SLL as of and for the year ended December 31, 2017 contained in Exhibit 99.2 of this Report on Form 8-K/A.

Based on the Company’s preliminary review of SLL’s summary of significant accounting policies disclosed in SLL’s historical audited consolidated financial statements, the nature and amount of any adjustments to the historical consolidated financial statements of SLL to conform SLL’s accounting policies to those of the Company’s are not expected to be significant. Further review of SLL’s accounting policies and historical audited consolidated financial statements may result in required revisions to SLL’s policies and classifications to conform to those of the Company.

MIMECAST LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2018

(in thousands)

			Pro Forma		Pro Forma
	Mimecast (1)	Solebit (2)	Adjustments		Combined
Assets
Current assets
Cash and cash equivalents	$78,339	$10,929	$(37,272)	A	$51,996
Short-term investments	58,871	—	(58,871)	A	—
Restricted cash	—	61	—		61
Accounts receivable, net	65,392	60	—		65,452
Prepaid expenses and other current assets	15,302	259	(507)	B, C	15,054
Total current assets	217,904	11,309	(96,650)		132,563
Property and equipment, net	123,822	71	(71)	D	123,822
Intangible assets, net	9,819	—	16,304	B, E	26,123
Goodwill	5,631	—	73,696	E	79,327
Other assets	1,222	21	(681)	B, H	562
Total assets	$358,398	$11,401	$(7,402)		$362,397
Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$6,052	$17	$—		$6,069
Accrued expenses and other current liabilities	33,878	359	899	B, F	35,136
Deferred revenue	123,057	1,402	(1,101)	B, G	123,358
Current portion of capital lease obligations	1,125	—	—		1,125
Total current liabilities	164,112	1,778	(202)		165,688
Deferred revenue, net of current portion	18,045	39	(27)	G	18,057
Long-term capital lease obligations	2,390	—	—		2,390
Construction financing lease obligation	67,205	—	—		67,205
Other non-current liabilities	4,954	—	2,997	C	7,951
Total liabilities	256,706	1,817	2,768		261,291
Shareholders’ equity
Preferred shares	—	27	(27)	H	—
Ordinary shares	707	21	(21)	H	707
Additional paid-in capital	212,839	12,734	(12,734)	H	212,839
Accumulated deficit	(106,507)	(3,198)	2,612	B, F, H	(107,093)
Accumulated other comprehensive loss	(5,347)	—	—		(5,347)
Total shareholders’ equity	101,692	9,584	(10,170)		101,106
Total liabilities and shareholders’ equity	$358,398	$11,401	$(7,402)		$362,397

(1)  As reported in Mimecast Limited's Annual Report on Form 10-K, as filed with the SEC on May 29, 2018.

(2)  As reported in Solebit LABS Limited's audited consolidated financial statements for the year ended December 31, 2017 included in this Report on Form 8-K/A as Exhibit 99.2.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

MIMECAST LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended March 31, 2018

(in thousands, except per share amounts)

	Historical	Historical	Proforma		Proforma
	Mimecast (1)	Solebit (2)	Adjustments		Combined

Revenue	$261,897	$2,142	$(346)	B,G	$263,693
Cost of revenue	69,699	212	1,297	B,D,E	71,208
Gross profit	192,198	1,930	(1,643)		192,485
Operating expenses:
Research and development	38,373	2,006	229	I,J	40,608
Sales and marketing	121,246	263	74	E	121,583
General and administrative	36,989	631	76	J	37,696
Impairment of long-lived assets	1,712	—	—		1,712
Restructuring	832	—	—		832
Total operating expenses	199,152	2,900	379		202,431
Loss from operations	(6,954)	(970)	(2,022)		(9,946)
Other income (expense):
Interest income	1,310	—	(903)	K	407
Interest expense	(598)	—	—		(598)
Foreign exchange (expense) income	(3,511)	—	39	B	(3,472)
Other income (expense), net	72	(442)	—		(370)
Total other income (expense), net	(2,727)	(442)	(864)		(4,033)
Loss before income taxes	(9,681)	(1,412)	(2,886)		(13,979)
Provision for income taxes	2,705	—	(707)	L	1,998
Net loss	$(12,386)	$(1,412)	$(2,179)		$(15,977)

Net loss per ordinary share Basic and diluted	$(0.22)				$(0.28)
Weighted-average number of ordinary shares outstanding Basic and diluted	57,269				57,269

(1)  As reported in Mimecast Limited's Annual Report on Form 10-K, as filed with the SEC on May 29, 2018.

(2)  As reported in Solebit LABS Limited's audited consolidated financial statements for the year ended December 31, 2017 included in this Report on Form 8-K/A as Exhibit 99.2.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

1. Basis of Presentation

On July 31, 2018, Mimecast Services Limited (“MSL”), a wholly-owned subsidiary of Mimecast Limited (the “Company” or “Mimecast”), entered into a share purchase agreement (the “Purchase Agreement”) pursuant to which it acquired Solebit LABS Ltd. (“SLL” or “Solebit”), a company organized under the laws of the State of Israel, that provides security software (the “Acquisition”).

The Company has accounted for the Acquisition under the acquisition method of accounting in accordance with the authoritative guidance on business combinations under the provisions of Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). Based on the Purchase Agreement and analysis performed, MSL has been identified as the acquirer.

The financial data in the unaudited pro forma condensed combined financial statements (the “Pro Forma Financial Statements”) are presented in U.S. dollars and have been prepared in accordance with Mimecast’s accounting policies that conform to U.S. generally accepted accounting principles (“GAAP”) and the rules and regulations of Regulation S-X.

The historical consolidated financial information has been adjusted in the Pro Forma Financial Statements to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable and (3) with respect to the condensed combined statement of operations, are expected to have a continuing impact on the results of operations.

The allocation of the preliminary purchase price as reflected in the Pro Forma Financial Statements was based on a preliminary valuation of the assets acquired and liabilities assumed, and the accounting is subject to revision during the measurement period (up to one year from the date of the Acquisition) as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed becomes available. This allocation of the purchase price depends upon certain estimates and assumptions, all of which are preliminary and, in some instances, are incomplete and have been made for the purpose of providing unaudited pro forma condensed combined financial information. Any adjustments to the preliminary estimated fair value amounts during the measurement period could have a significant impact on the unaudited pro forma condensed combined financial information contained herein, and the Company’s future results of operations and financial position. Furthermore, the Company could incur additional costs associated with integrating the business of the Company and SLL. The accompanying Pro Forma Financial Statements do not reflect the financial impact of any future cost savings, restructurings, synergies, integration costs or non-recurring activities and one-time transaction costs that may be realized or incurred in subsequent reporting periods. As the Pro Forma Financial Statements reflect only those adjustments that are expected to have a continuing impact on the results of operations, there may be certain non-recurring charges not reflected on the unaudited pro forma condensed combined statements of operations that will be included in the actual consolidated statements of operations of Mimecast following the closing of the acquisition.

The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods presented, nor is it necessarily indicative of the future results of the combined company.

2. Preliminary Purchase Price Allocation

The total preliminary purchase price of $96.1 million, consisted of cash payments of approximately $87.3 million, subject to certain adjustments, and $8.8 million in purchase price held in escrow in respect of claims for indemnification for one year from the date of the Acquisition. The cash payments may be adjusted for certain working capital adjustments identified by Mimecast within 75 days of the acquisition date and subject to a 30-day review period by SLL. The Company is currently reviewing for potential working capital adjustments to be proposed to SLL. These adjustments, if any, will affect the final amount of the purchase price. The Company expects to finalize the purchase price within the required one-year measurement period.

The Acquisition has been accounted for as a business combination and, in accordance with ASC 805, the Company has recorded the assets acquired and liabilities assumed at their respective fair values as of the Acquisition Date. The following table summarizes the preliminary purchase price allocation based on their estimated fair values on the Acquisition Date (in thousands):

Purchase consideration:
Total cash paid, net of cash acquired	$85,733
Cash and cash equivalents acquired	10,410
Fair value of previously held asset	828
Total purchase price consideration	$96,971

Fair Value of assets acquired and liabilities assumed:
Cash and cash equivalents	$10,410
Prepaid expenses	122
Accounts receivable	15
Intangible assets	16,964
Goodwill	74,080
Total assets acquired	101,591
Accounts payable	(18)
Accrued expenses and other current liabilities	(1,303)
Deferred revenue	(663)
Deferred tax liability	(2,636)
Total liabilities assumed	(4,620)
Total fair value of assets acquired and liabilities assumed	$96,971

The significant intangible assets identified in the preliminary purchase price allocation discussed above include developed technology and customer relationships, which are amortized over their respective useful lives on a straight-line basis. A small amount was also allocated to tradenames. Amortization of developed technology will be included within cost of revenue. Amortization of customer relationships and tradenames will be included within sales and marketing expense. To value the developed technology asset, the Company utilized the income approach, specifically a discounted cash-flow method known as the multi-period excess earnings method. Customer relationships represent the underlying relationships with certain customers to provide ongoing services for products sold. The Company utilized the income approach, specifically the distributor method, a subset of the excess-earnings method to value the customer relationships.

The preliminary fair value of the assets acquired and liabilities assumed is less than the purchase price, resulting in the recognition of goodwill. The goodwill reflects the value of the synergies we expect to realize and the assembled workforce and is not deductible for tax purposes. The purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed based upon the respective estimates of fair value as of the date of the acquisition, which remains preliminary, and using assumptions that the Company’s management believes are reasonable given the information then available. The final allocation of the purchase price may differ materially from the information presented in these Pro Forma Financial Statements. Upon completion of the fair value assessment, it is anticipated that the final purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the preliminary estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

The following table presents the estimated fair values, estimated useful lives and related amortization expense of the identifiable intangible assets acquired:

		Weighted	Amortization expense for the
	Amount	Average Useful Life	year ended March 31, 2018
	(in thousands)	(in years)	(in thousands)

Developed Technology	$16,689	10	$1,669
Customer Relationships	235	7	34
Tradenames	40	1	40
Total Identifiable Intangible assets	$16,964		$1,743

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately $1.7 million and $0.2 million, respectively.

3. Pro Forma Adjustments

The following describes the pro forma adjustments related to the Acquisition that have been made in the accompanying Pro Forma Financial Statements, all of which are based on preliminary estimates that could change significantly as additional information is obtained:

A.	Represents cash consideration of $96.1 million paid by the Company in connection with the Purchase Agreement.

B.

Represents the elimination of assets, liabilities, accumulated deficit, revenue, cost of revenue and other income (expense) related to the license agreement between MSL and SLL as the transaction represents an intercompany agreement. As of March 31, 2018, Mimecast had a net intangible asset of $0.7 million, prepaid expense and other current assets and other long-term assets of $0.3 million and $0.1 million, respectively and accrued expenses and other current liabilities of $0.7 million related to the license and support agreement with SLL. As of December 31, 2017, SLL had deferred revenue of $0.4 million related to the license and support agreement. These amounts were eliminated as of the balance sheet dates. For the year ended March 31, 2018, Mimecast recorded $0.4 million in cost of revenue and less than $0.1 million of foreign currency transaction gains related to the license and support agreement. For the year ended December 31, 2017, SLL recorded revenue of $0.3 million related to the license and support agreement.  These amounts were eliminated in each fiscal year.

C.

Represents the net deferred tax liabilities resulting from the acquisition. The estimated increase in net deferred tax liabilities to $3.0 million stems primarily from the fair value adjustment for non-deductible intangible assets based on Solebit's statutory tax rate of 23%. This estimate of deferred income tax balances is preliminary and subject to change based on management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

D.

Represents a fair value adjustment of $0.1 million to fixed assets to the balance sheet as of March 31, 2018 and less than $0.1 million to the income statement to adjust the depreciation expense for the year ended March 31, 2018 as if the Acquisition had occurred on April 1, 2017.

E.

Represents the recording of goodwill and intangible assets identified in the preliminary purchase price allocation to the balance sheet as of March 31, 2018 and adjustments to the income statement to record amortization expense for the year ended March 31, 2018 related to the acquired identifiable intangible assets calculated as if the Acquisition had occurred on April 1, 2017.  Refer to Note 2—Preliminary Purchase Price Allocation included within this Report on Form 8-K/A for additional information regarding the fair value of intangible assets acquired and the useful lives for each intangible asset. The amount of goodwill included in adjustments for purposes of this balance sheet assumes the transaction occurred on the balance sheet dates. The actual amount of goodwill recorded at purchase is $74.1 million.

F.

Reflects a net increase of $1.6 million to accrued expenses related to transaction fees consisting of an increase of $0.7 million to accrued liabilities related to SLL transaction costs incurred by SLL prior to the Acquisition that will be paid by Mimecast identified in the preliminary purchase price allocation and an increase of $0.9 million to accrued liabilities and a corresponding increase in accumulated deficit, related to non-recurring transactions costs incurred by the Company subsequent to the closing that are direct and incremental to the Purchase Agreement.  As the transaction costs are nonrecurring in nature there was no pro forma adjustment made to the unaudited pro forma condensed statement of operations.

G.

Represents an adjustment of $0.7 million to record SLL's deferred revenue at fair value on the Acquisition Date. The fair value of deferred revenue was determined based on a cash flow analysis of the estimated direct and indirect costs of fulfilling the legal performance obligations related to the SLL subscription arrangements with customers, plus a reasonable profit margin for the level of effort or assumption of risk by Mimecast after the Acquisition Date. After the acquisition, this adjustment will have a continuing impact and will reduce revenue related to the assumed performance obligations as the services are provided over the next two years. The pro forma adjustments to reduce revenue by $0.1 million for SLL's year ended December 31, 2017 reflect the difference between prepayments related to the subscription arrangements and the fair value of the assumed performance obligations as they are satisfied, assuming the transaction was completed as of the beginning of SLL's year ended December 31, 2017.

H.

Reflects the elimination of historical shareholders’ equity in Solebit, the value of Mimecast's cost method investment in Solebit of $0.5 million and the adjustment to Accumulated deficit representing the gain on remeasurement of our previously held cost investment in Solebit to fair value. We recorded a gain of $0.3 million related to the remeasurement of a cost method investment to fair value in a step acquisition.

I.	Reflects the adjustment to record compensation expense related to cash payments contingent upon continuing service to the Company over the two-year period following the closing of the Acquisition.

J.

Represents incremental share-based compensation expense related to options and restricted share units that the Company granted to SLL employees. The aggregate fair value of those awards was estimated at $0.9 million based on the fair value of the Company's ordinary shares on April 1, 2017, an expected term of 6.1 years, estimated volatility of 40% and risk-free interest rate of 2.1%, such assumptions in the Black-Scholes model approximating those assumptions used by the Company in the first quarter of fiscal 2018 to value the option awards. The awards vest over four years. The options have not been included in diluted earnings per share calculations as their effect would be anti-dilutive due to the Company's combined net loss.

K.

Adjustments to record the estimated decrease in interest income earned on the reduced cash, cash equivalents and marketable securities as a result of the preliminary purchase price paid of $85.7 million, net of cash acquired.

L.

Represents an aggregate adjustment of $0.7 million to income tax benefit to record the income tax effect of $0.3 million of SLL's loss before income taxes based on the estimated statutory tax rate of 23% and $0.4 million to record the income tax benefit related to the amortization of intangible assets as if the Acquisition had occurred on April 1, 2017.